FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
Edward H. Myles, Sr. Vice President of Finance & CFO	(508) 580-1818 (T)

Pressure BioSciences, Inc. Provides Corporate Update
and Announces its 2007 PCT Product Line Commercialization Plan

West Bridgewater, MA, March 27, 2007 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today provided an update on various corporate activities, including the announcement of its 2007 commercialization plan for the sample preparation application of its patented, novel, and enabling pressure cycling technology (PCT). These commercialization strategies include:

•	expansion of the Company’s direct US sales force from one to five full-time domestic sales directors by mid-year 2007
•	expansion of the Company’s international distributor network in anticipation of the expected launch of its PCT product line outside of the US in early 2008
•
the Company’s submission of a purchase order to Source Scientific LLC - effective Monday, March 26, 2007 - for 20 Barocycler NEP3229 instruments; these units are in addition to the 25 units ordered in 2006, the last 20 of which are expected to be received by the Company over the next three months; the Company will place all 40 of these instruments into inventory when received, where they will remain until sold to customers or used by collaborators

•
the Company’s submission of a purchase order to Source Scientific LLC - effective Monday, March 26, 2007 - for nine uniquely-designed, portable Barocycler instruments (NEP2320) to be used by the Company’s sales force as lightweight, demonstration units for the NEP3229

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the exhibition of the Company’s PCT product line at a number of national/international conferences, including the 2007 Cambridge Healthtech Institute’s GOT Summit - Proteomic Sample Preparation Conference in Boston, MA from April 10-13, 2007, a meeting at which the Company’s Vice President of Research and Development, Dr. Alexander Lazarev, will deliver a presentation on the use of PCT in the preparation of samples for proteomic analysis; the 2007 BIO International Meeting in Boston, MA from May 6-9, 2007; and the 2007 American Diabetes Association (ADA) Meeting in Chicago, Il from June, 22-26

Dr. Nathan Lawrence, Vice President of Marketing and Sales for PBI, said: “During the past 18 months, we focused our marketing efforts on increasing awareness of PCT to promote the many advantages we believe the PCT Sample Preparation System offers over other sample preparation methods. Our strategies were deliberate, methodical, and time-consuming; they included collaborations with industry and academic leaders, support of research resulting in publications in peer-reviewed journals, presentations at scientific symposia, and exhibitions at trade shows. We believe that our efforts have been quite successful, as they have resulted in (1) a number of publications and presentations by independent, highly respected researchers highlighting the advantages of PCT, (2) the sale or lease of all 12 Barocycler NEP3229 units that were available for placement during the past 18 months to such laboratories as the FBI, FDA, CDC, NIH, USDA, and Johns Hopkins University, and (3) the generation of a list of scientists who we believe are very interested in acquiring the PCT Sample Preparation System.”

Mr. Richard T. Schumacher, Founder, President, and CEO of PBI, commented: “In addition to our excitement about our 2007 commercialization plan, we are equally pleased about recent events that we believe serve to strengthen our financial condition and help position us for success. These include:

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efforts over the past 10 months that have resulted in a significant reduction in weight, improvement in operating performance, and reduction in overall manufacturing costs of the Barocycler NEP3229 - these advantages will be incorporated in all 40 units expected to be available for sale in 2007

•	the receipt of approximately $450,000 from the sale of 101,000 shares of Panacos Pharmaceuticals common stock since March 13, 2007
•	the announcement in early March 2007 of our second NIH Phase I SBIR grant award in the past six months
•	the continued addition of collaborators who are recognized experts in many areas of the life sciences, including sub-cellular complexes, anti-bioterrorism, cancer, and agriculture

We are pleased with our success to date, and look forward to the future with optimism and excitement. We also look forward to discussing these corporate activities, the PCT product line commercialization plan, and our recently released 2006 Annual Report on Form 10-KSB, during our scheduled conference call on Thursday, March 29, at 4:30pm.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 5 foreign patents covering multiple applications of PCT in the life sciences field, including such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions (particularly enzymes), immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company’s intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include statements regarding the Company’s expansion of its sales force and international distribution network; commercial launch of its PCT product line outside of the United States; expected sales of Barocycler NEP3229 instruments; the expected use of the portable Barocylcer NEP2320 instruments ordered from Source Scientific LLC as demonstration units; and plans to exhibit at upcoming trade shows, medical conferences, and scientific symposia. These statements are based upon the Company’s current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: unforeseen technological difficulties that the Company may encounter in the development of the PCT technology and the PCT Sample Preparation System; the possibility that the Company's PCT technology may not be accepted by the commercial market as a needed improvement over current extraction methods and for other applications; the possibility that the Company may be unable to sell the Barocycler NEP3229 units ordered from Source Scientific LLC; the possibility that the Company may not be successful in recruiting and retaining additional sales personnel or engaging international distributors on terms acceptable to the Company; the possibility that the Company may be unable to secure additional collaborations for the evaluation of its PCT Sample Preparation System by the scientific community; the possibility that due to unforeseen technological and commercial difficulties, the Company’s design, development, and use of the Barocycler NEP2320 as a demonstration unit for the NEP3229 may not be successful; and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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